Exhibit 99.1

FINISH LINE REPORTS THIRD QUARTER COMPARABLE STORE SALES

INDIANAPOLIS - December 6, 2007 - The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales from continuing operations of $268.7 million for the thirteen weeks ended December 1, 2007 (“3rd quarter” or “Q3”), a decrease of 4.0% from consolidated net sales from continuing operations of $280.0 million for the thirteen weeks ended November 25, 2006 (“Q3 LY”). Due to the shift of one week in the retail calendar due to last year’s 53-week year, Q3LY included approximately $6.7 million of additional sales due to an additional week of the Back To School selling season. Total Company comparable store net sales for Q3 declined 3.6%.  By concept, Finish Line comparable store net sales declined 3.2% and Man Alive comparable store net sales decreased 9.8%.  As a result of last year’s 53-week year, Q3 comparable store net sales are compared to the thirteen weeks ended December 2, 2006.

The Company expects to report on a GAAP basis a loss per diluted share in the range of  $.34 to $.36 for Q3.  Included in the Q3 loss estimate is approximately $.12 per diluted share in expenses incurred in connection with the proposed merger with Genesco Inc. and the related litigation and a $.07 loss per diluted share related to the discontinued operations of Paiva.  Excluding the expenses related to the Genesco matter and the losses associated with the discontinued operations of Paiva, the Company expects to report a loss per diluted share of $.15 - $.17 for Q3.  Please see the reconciliation of expected loss per diluted share on a GAAP basis to expected loss per diluted share excluding the above amounts, a non-GAAP financial measure, in the table at the end of this release.

For the thirty-nine weeks ended December 1, 2007, consolidated net sales from continuing operations were $894.4 million, a decrease of 1.3% versus consolidated net sales from continuing operations of $906.2 million for the thirty-nine weeks ended November 25, 2006.  On a year-to-date basis the calendar shift had a negligible affect on consolidated net sales from continuing operations. Year-to-date comparable store net sales decreased 4.1% as compared to a decrease of 5.8% reported for the thirty-nine week period last year. By concept, Finish Line comparable store net sales declined 4.1% and Man Alive comparable store net sales decreased 4.9%. As a result of last year’s 53-week year, year-to-date comparable store net sales are compared to the thirty-nine weeks ended December 2, 2006.

The Company expects to report earnings for Q3 on Thursday, January 3rd, after the market closes followed by a live conference call Friday morning, January 4th at 8:30 am ET.

The Company did not repurchase any shares of Class A Common Stock during Q3 under the current stock repurchase authorization, which expires December 31, 2007.  As of December 1, 2007, the Company has repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized.

The Company has made available a recorded message covering the third quarter sales by dialing 1-706-645-9291 (Conference ID# = 25978565).  This replay will be available for 48 hours beginning approximately 7:00am ET Thursday, December 6th. After the initial 48-hour period the recording will be available at www.Finishline.com through December 14th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; costs and uncertainties relating to the agreement and plan of merger between the Company and Genesco Inc. and the related litigation, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 701 Finish Line stores in 47 states and online and 96 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager
THE FINISH LINE, INC., INDIANAPOLIS

The Finish Line, Inc.
SEC REGULATION G

RECONCILIATION OF THIRD QUARTER 2008 EXPECTED LOSS PER DILUTED SHARE ON A GAAP BASIS TO EXPECTED LOSS PER DILUTED SHARE ON A NON-GAAP BASIS

Expected 13 Weeks Ended December 1, 2007

Expected loss per diluted share on a GAAP basis	$0.34 to 0.36
Subtract: expected loss related to the discontinued operations of Paiva	0.07
Subtract: expected expenses related to Genesco matter	0.12
Expected loss per diluted share on a non-GAAP basis (a)	$0.15 to 0.17
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(a)
Expected loss per diluted share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our expected loss per diluted share from continuing operations without the impact of merger related charges.